Exhibit j (2) under Form N-1A
Exhibit (23) under Item 601/Reg.S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Institutional Trust:

We consent to the use of our reports dated October 25, 2010, with respect to the financial statements of Federated Intermediate Government / Corporate Fund, a portfolio of Federated Institutional Trust, as of August 31, 2010, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

Boston, Massachusetts
October 25, 2010